Exhibit 99.1

URBAN OUTFITTERS, INC.

First Quarter Results

Philadelphia, PA – May 19, 2014

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports Record Q1 Sales

PHILADELPHIA, PA, May 19, 2014 - Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Bhldn, Free People, Terrain and Urban Outfitters brands, today announced net income of $37 million for the three months ended April 30, 2014. Earnings per diluted share were $0.26 for the three months ended April 30, 2014.

Total Company net sales for the first quarter of fiscal 2015 increased 6% over the same quarter last year to a record $686 million. Comparable Retail segment net sales, which include our comparable direct-to-consumer channel, were flat. Comparable Retail segment net sales increased 25% at Free People and 8% at the Anthropologie Group and decreased 12% at Urban Outfitters. Wholesale segment net sales increased 27%.

“I am pleased to announce record URBN first quarter sales driven by strong performances at both the Anthropologie and Free People brands,” said Richard A. Hayne, Chief Executive Officer. “While Anthropologie and Free People continue to deliver record levels in sales and profits, Urban Outfitters had a disappointing quarter and is working diligently to regain its fashion footing,” finished Mr. Hayne.

Net sales by brand and segment for the three month periods were as follows:

	Three Months Ended
	April 30,
	2014	2013
Net sales by brand
Urban Outfitters	$277,656	$292,790
Anthropologie Group[1]	295,838	268,299
Free People	108,671	83,324
Other	4,145	3,764

Total Company	$686,310	$648,177

Net sales by segment
Retail Segment	$640,430	$611,971
Wholesale Segment	45,880	36,206

Total Company	$686,310	$648,177

[1]	Anthropologie Group consists of the Anthropologie and Bhldn brands.

For the three months ended April 30, 2014, the gross profit rate declined by 209 basis points versus the prior year’s comparable period. The decline in gross profit rate was primarily due to a deleverage in store occupancy costs driven by negative store comparable sales at the Urban Outfitters brand and pre-opening rent expense related to new stores. Lower merchandise margins at the Urban Outfitters brand resulting from poor performing product also contributed to the decline.

As of April 30, 2014, total inventories increased by $24 million, or 7%, on a year-over-year basis. The growth in total inventories is primarily related to the acquisition of inventory to stock new and non-comparable stores. Comparable Retail segment inventories increased 2% at cost while decreasing 5% in units.

For the three months ended April 30, 2014, selling, general and administrative expenses, expressed as a percentage of net sales, increased 45 basis points compared to the prior year period. The increase was primarily due to increased marketing expenses which drove higher direct-to-consumer traffic.

The Company’s effective tax rate for the first quarter of fiscal 2015 was 37.0% compared to 35.4% in the prior year period. The increase in the rate was due to a true-up in state taxes.

During the third quarter of fiscal 2014, the Board of Directors authorized the repurchase of 10.0 million common shares under a share repurchase program. During the first quarter of fiscal 2015, the Company repurchased and retired 9.7 million common shares for approximately $353 million completing the share repurchase authorization.

During the three months ended April 30, 2014, the Company opened a total of 5 new stores including: 2 Urban Outfitters stores, 2 Free People stores and 1 Anthropologie Group store.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 232 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and websites; 190 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 92 Free People stores in the United States and Canada, catalogs and websites; Free People wholesale, which sells its product to approximately 1,400 specialty stores and select department stores worldwide; and 2 Terrain garden centers and a website, as of April 30, 2014.

Management’s first quarter commentary is located on our website at www.urbanoutfittersinc.com. A conference call will be held today to discuss first quarter results and will be webcast at 5:00 pm. ET at: http://edge.media-server.com/m/p/dphfjzty/lan/en

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting from the continuing worldwide economic downturn and related debt crisis, any effects of terrorist acts or war, natural disasters or severe weather conditions, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	April 30,
	2014	2013

Net sales	$686,310	$648,177
Cost of sales	447,799	409,368

Gross profit	238,511	238,809
Selling, general and administrative expenses	178,690	165,843

Income from operations	59,821	72,966
Other expense, net	(344)	(129)

Income before income taxes	59,477	72,837
Income tax expense	21,999	25,779

Net income	$37,478	$47,058

Net income per common share:
Basic	$0.26	$0.32
Diluted	$0.26	$0.32

Weighted average common shares and common share equivalents outstanding:
Basic	144,075,666	146,289,751
Diluted	145,906,544	148,799,056

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%
Cost of sales	65.2%	63.2%

Gross profit	34.8%	36.8%
Selling, general and administrative expenses	26.1%	25.5%

Income from operations	8.7%	11.3%
Other expense, net	0.0%	(0.1%)

Income before income taxes	8.7%	11.2%
Income tax expense	3.2%	3.9%

Net income	5.5%	7.3%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	April 30, 2014	January 31, 2014	April 30, 2013

ASSETS
Current assets:
Cash and cash equivalents	$191,825	$242,058	$273,464
Marketable securities	149,796	281,813	214,938
Accounts receivable, net of allowance for doubtful accounts of $1,986, $1,711 and $1,274, respectively	59,267	55,161	48,868
Inventories	349,045	311,207	325,471
Prepaid expenses, deferred taxes and other current assets	103,097	104,741	91,829

Total current assets	853,030	994,980	954,570

Property and equipment, net	836,244	806,909	721,872
Marketable securities	175,694	366,422	149,771
Deferred income taxes and other assets	80,297	52,903	43,190

Total Assets	$1,945,265	$2,221,214	$1,869,403

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$172,515	$137,036	$128,528
Accrued expenses, accrued compensation and other current liabilities	189,585	194,794	121,506

Total current liabilities	362,100	331,830	250,034

Deferred rent and other liabilities	196,760	195,214	193,468

Total Liabilities	558,860	527,044	443,502

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 137,651,372, 147,309,575 and 146,813,217 issued and outstanding respectively	14	15	15
Additional paid-in-capital	—	97,684	74,618
Retained earnings	1,384,671	1,597,439	1,362,137
Accumulated other comprehensive income (loss)	1,720	(968)	(10,869)

Total Shareholders’ Equity	1,386,405	1,694,170	1,425,901

Total Liabilities and Shareholders’ Equity	$1,945,265	$2,221,214	$1,869,403